Filed pursuant to Rule 424(b)(3)
Registration No. 333-170493

PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED DECEMBER 22, 2010

UNIVERSAL GOLD MINING CORP.

This Prospectus Supplement No. 1 supplements the information contained in our prospectus dated December 22, 2010, as amended or supplemented from time to time, relating to the sale of up to 42,870,750 issued and outstanding shares of our common stock, par value $0.001 per share, by the selling stockholders of Universal Gold Mining Corp., a Nevada corporation, listed in the prospectus.  The shares offered by this Prospectus Supplement No. 1 and the accompanying prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on OTC Markets under the symbol “UGDM”. On February 16, 2011, the last reported sale price for our common stock was $0.11 per share.

This Prospectus Supplement No. 1 is being filed to include the information set forth in the Current Report on Form 8-K filed on February 17, 2011, which is set forth below. This Prospectus Supplement No. 1 should be read in conjunction with the prospectus dated December 22, 2010 which is to be delivered with this Prospectus Supplement No. 1. Any statement contained in the prospectus filed prior to the date hereof shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement No. 1 modifies or supersedes such statement. Any statement that is modified or superseded shall not be deemed to constitute a part of the prospectus except as modified or superseded by this Prospectus Supplement No. 1.

Investing in our common stock involves a high degree of risk.  Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 5 of the prospectus.

You should rely only on the information contained in this Prospectus Supplement No. 1, the prospectus or any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This Prospectus Supplement No. 1 and the accompanying prospectus may only be used where it is legal to sell these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 1 or the accompanying prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is February 17, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 16, 2011

 Universal Gold Mining Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-140900	20-4856983
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Bentall Four Centre Suite 3474 – 1055 Dunsmuir Street Vancouver, British Columbia	V7X 1K8
(Address of principal executive offices)	(Zip Code)

(604) 608-0223

 (Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02   Termination of a Material Definitive Agreement.

As previously disclosed on December 6, 2010 and January 6, 2011, Universal Gold Mining Corp., a Nevada corporation (“UGMC”), entered into an Option Agreement, effective as of November 30, 2010 and amended as of December 31, 2010, with N.C.G.A. Project Acquisition Corp., (“NCGA”), a Cayman Islands corporation controlled by certain minority shareholders of UGMC, whereby UGMC would, at its option (the “Option”), be entitled to acquire, and to require NCGA to transfer to UGMC, all of the issued shares in RNC (Hemco) Limited, and all minority interests in certain subsidiaries of RNC (Hemco) Limited not owned by RNC (Hemco) Limited (collectively, the “Hemco Assets”).  The Hemco Assets were to be acquired by NCGA pursuant to the terms and conditions of a Share Purchase Agreement, dated as of November 30, 2010 and amended as of December 31, 2010 (the “Share Purchase Agreement”), among NCGA, TWL Investments Ltd. (“TWL”), Thomas William Lough, James Randall Martin (“Martin”) and Sergio Rios Molina (together with TWL and Martin, “Sellers”).  The Share Purchase Agreement provided, among other things, that either of NCGA or Sellers may terminate such agreement upon any of the events of termination set forth in Section 8.1(a) thereof. The Share Purchase Agreement and the transactions contemplated thereunder were terminated pursuant to such Section 8.1(a) because the closing did not occur on or before February 15, 2011 and accordingly, UGMC determined not to exercise the Option.

Item 8.01   Other Events.

UGMC has determined not to proceed with a private placement of its securities to obtain proceeds that would have been used to acquire the Hemco Assets.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL GOLD MINING CORP.

By:	/s/ Craig Niven
Name: Craig Niven
Title: Interim Chief Financial Officer and Assistant Secretary

Dated: February 17, 2011